Tredegar Corporation	Contact:
Corporate Communications	Mitzi S. Reynolds
1100 Boulders Parkway	Phone: 804/330-1134
Richmond, Virginia 23225	Fax: 804/330-1177
E-mail: invest@tredegar.com	E-mail: mitzireynolds@tredegar.com
Web Site: www.tredegar.com

      FOR IMMEDIATE RELEASE

TREDEGAR REPORTS THIRD-QUARTER RESULTS

COMPANY WILL CONTINUE OPERATING BIOTECH SUBSIDIARY

        RICHMOND, Va., Oct. 21, 2003 – Tredegar Corporation (NYSE:TG) reported third-quarter income from continuing operations of $6.4 million (17 cents per share) compared to $11.9 million (30 cents per share) in 2002. Earnings from manufacturing operations were $9.3 million (24 cents per share) versus $14.2 million (36 cents per share) in the third quarter of 2002 and $7.6 million (20 cents per share) in the second quarter of this year. Third-quarter sales were $193.1 million versus $194.6 million in the third quarter of 2002 and $181.6 million in the second quarter of this year. A summary of third-quarter and year-to-date results from continuing operations is shown below:

(In millions, except per-share data)	Third Quarter Ended September 30		Nine Months Ended September 30

	2003	2002	2003	2002

Income from continuing operations as reported under
generally accepted accounting principles (GAAP)	$6.4	$11.9	$13.0	$36.3
After-tax effects of:
Loss (income) related to unusual items	—	—	.7	—
Loss associated with plant shutdowns, asset
impairments and restructurings	2.6	.1	6.3	.9
Loss from Therics ongoing operations	1.7	2.2	6.0	6.6
Gain on sale of corporate assets	(1.4)	—	(1.4)	—

Income from manufacturing operations*	$9.3	$14.2	$24.6	$43.8

Diluted earnings per share from continuing operations as
reported under GAAP	$.17	$.30	$.34	$.93
After-tax effects per diluted share of:
Loss (income) related to unusual items	—	—	.02	—
Loss associated with plant shutdowns, asset
impairments and restructurings	.07	.01	.16	.02
Loss from Therics ongoing operations	.04	.05	.16	.17
Gain on sale of corporate assets	(.04)	—	(.04)	—

Diluted earnings per share from manufacturing operations*	$.24	$.36	$.64	$1.12

        * The after-tax effects of unusual items, plant shutdowns, asset impairments and restructurings, Therics’ ongoing operations, and gain on sale of corporate assets have been presented separately and removed from income and earnings per share from continuing operations as reported under GAAP to determine Tredegar’s presentation of income and earnings per share from manufacturing operations. Income and earnings per share from manufacturing operations are key financial and analytical measures used by Tredegar to gauge the operating performance of its manufacturing businesses. They are not intended to represent the stand-alone results for Tredegar’s manufacturing businesses under GAAP and should not be considered as an alternative to net income or earnings per share as defined by GAAP. They exclude items that we believe do not relate to Tredegar’s ongoing manufacturing operations. They also exclude Therics, a technology company that cannot be analyzed and valued by historical measures of earnings and cash flow. Therics’ prospects and value currently depend on its ability to develop, manufacture, market and profit from its orthopaedic product line. There is no assurance whether or when we might realize any return on our investment in Therics.

        Tredegar also announced the completion of a strategic assessment of its Therics subsidiary, which resulted in a decision to support the 2004 rollout of a new line of orthopaedic products.

        Norman A. Scher, Tredegar’s president and chief executive officer, said: “The improvement in manufacturing earnings over second-quarter results was encouraging, though far from satisfactory. In our films division, fourth-quarter profits should remain near third-quarter results, and we expect gradual improvement in 2004. In aluminum, customer orders have declined to last year’s levels after showing strength early in the third quarter, and we’re now entering the seasonally weak winter months. Given these factors, fourth-quarter aluminum profits are not likely to show improvement over year-ago levels. We are continuing to reduce costs aggressively throughout the company.”

        Regarding the decision to support Therics’ product rollout, Scher said: “This decision is based on the belief that our technology has significant value. It also reflects our confidence in the new management team at Therics, which is highly focused on controlling expenses and expects to begin generating revenue in the first half of 2004. We expect Therics to demonstrate near-term progress against milestones that are clearly defined and measurable. We believe that Therics’ products will provide unique value to the rapidly growing market for bone graft substitutes.”

MANUFACTURING OPERATIONS

Film Products

        Third-quarter net sales in Film Products were $92.2 million, down 2% from $94.5 million in 2002. Operating profit from ongoing operations (excluding unusual items and losses related to plant shutdowns, asset impairments and restructurings) was $10.8 million versus $16.6 million last year. Volume for the quarter was 68 million pounds, down 8% from 74 million pounds in 2002. Net sales, operating profit and volume in the second quarter of 2003, the first full quarter reflecting the loss of certain discontinued domestic backsheet business, were $88.4 million, $10.1 million and 66 million pounds, respectively.

        Year-to-date net sales were $274 million versus $280.7 million in 2002. Operating profit from ongoing operations was $34.8 million, compared to $53.4 million in 2002. Year-to-date volume decreased 11% to 207 million pounds, down from 232 million pounds in 2002.

        Film Products’ strategy is based on expanding sales of apertured, elastic and specialty products. Sales of these and other products that are unrelated to certain discontinued domestic backsheet continue to grow and now comprise approximately 90% of Film Products’ revenue. Expectations for near-term profit improvement are tempered by higher costs related to recent resin price increases, new product introductions and capacity additions in Europe, China and the U.S. Cost reduction activities are continuing, including the qualification of new lower cost resins, manufacturing efficiency efforts and the closure of the plant in New Bern, NC.

        Year-to-date capital expenditures totaled $37 million. Film Products expects to spend approximately $55 million in 2003 and $40 million in 2004 to support continued global expansion and product development efforts.

Aluminum Extrusions

        Third-quarter net sales in Aluminum Extrusions were flat at $96 million while operating profit from ongoing operations declined to $6.5 million, down 20% from $8.1 million in 2002. Volume was 63 million pounds for the quarter, up 1% from 62 million pounds in 2002. Profits continue to be affected by higher energy and insurance costs. On a sequential basis, net sales were up 8% while operating profit improved by $1.6 million or 35% over second-quarter results. Volume was up 9%.

        Year-to-date net sales were $269.1 million, down 4% from $279.6 million in 2002. Operating profit from ongoing operations for the nine-month period was $12.6 million, down 47% from $23.7 million in 2002. Year-to-date volume decreased 4% to 174 million pounds, down from 181 million pounds in 2002.

        Through September 30, capital expenditures totaled $7 million and are expected to be about $12 million for the year.

THERICS

        The third-quarter operating loss from ongoing operations at Therics was $2.6 million compared to a loss of $3.3 million in 2002. On a similar basis, the year-to-date loss was $9.2 million compared to $10.1 million in 2002.

        The company expects the near-term operating losses at Therics to remain around $3 million per quarter. Operating losses should decline as sales begin to ramp up in the second half of 2004.

        Therics has developed an initial family of products that will be launched in the first half of 2004 and will compete in the orthobiologics sector of orthopaedic and neurosurgical medicine. Orthobiologic products use biology and biochemistry to repair, replace or regenerate musculoskeletal structures. The market in the U.S. for such products was estimated at $700 million in 2002 and, based on the aging and expanded life expectancies of the U.S. population, is projected to grow about 25% annually for the next several years.

        Therics’ orthobiologics product line will use its proprietary TheriForm digital microfabrication technology to develop a line of bone graft implants for the orthopaedic and neurosurgical markets.

        Therics president, Thomas S. Stribling, said: “Therics is evolving quickly from a research organization into a results-driven company that develops, manufactures and markets products based on its unique TheriForm technology. We know that our long-term success depends on delivering against near-term milestones. We expect to begin generating revenue and building value for Tredegar in the first half of 2004.”

OTHER ITEMS

        Third-quarter results include a net after-tax charge of $2.6 million (7 cents per share) related to plant shutdowns, asset impairments and restructurings. Results also include a $1.4 million (4 cents per share) after-tax gain on the sale of corporate assets. Last year’s third-quarter results include a net after-tax charge of $114,000 (1 cent per share) related to a plant closure. Third-quarter 2002 results also include a net loss from discontinued operations of $13.7 million (35 cents per share) primarily related to discontinued venture capital activities.

        Year-to-date after-tax charges for unusual items, plant shutdowns, asset impairments and restructurings were $7.1 million (18 cents per share) compared to $923,000 (2 cents per share) in 2002. The year-to-date net loss for discontinued operations totaled $48.6 million ($1.26 per share) in 2003 and $40.8 million ($1.05 per share) in 2002.

        Further details regarding other items are provided in the financial tables included with this press release.

CAPITAL STRUCTURE

        Pro forma net debt (debt net of cash and income taxes recoverable from the sale of the venture capital portfolio) was $67.8 million, or less than one times the last twelve months adjusted EBITDA from manufacturing operations. The company refinanced its debt earlier this month with a new $250 million credit agreement consisting of a $175 million three-year revolving credit facility and a $75 million three-year term loan. See notes to financial tables for reconciliations to comparable GAAP measures.

QUARTERLY CONFERENCE CALL

        Tredegar management will host a conference call on October 22 at 11:00 a.m. EDT to discuss its earnings results. Individuals can access the call by dialing 888-662-7338. Individuals calling from outside the United States should dial 706-679-4074. A replay of the call will be available, beginning at 2:00 p.m. on October 22 through October 29, by dialing 800-642-1687 (domestic) or 706-645-9291 (international), conference ID 3266283.

        Alternatively, individuals may listen to the live audio webcast of the presentation by visiting the Tredegar Web site at www.tredegar.com. The webcast of the call may be accessed by selecting the “Webcast of third-quarter results” link under “What’s New” on the home page. An archived version of the call will be available for replay on the Web site for approximately two weeks.

      FORWARD-LOOKING AND CAUTIONARY STATEMENTS

        The words “believe,” “hope,” “expect,” “are likely,” and similar expressions identify “forward-looking” statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation the following:

        Film Products is highly dependent on sales to one customer, which comprised approximately 30% of Tredegar’s net sales in 2002. Film Products’ success in this regard depends on its ability to develop products that meet this customer’s requirements as well as market acceptance of this customer’s products. Our ability to grow Film Products and attract new customers depends on developing and delivering new products, especially in the personal care market. Personal care products are now being made with a variety of new materials, replacing traditional backsheet and other components. While we have substantial technical resources, there can be no assurance that our new products can be brought to market successfully, or at the same level of profitability and market share of replaced films. A shift in customer preferences away from our technologies, our inability to develop and deliver new profitable products, or delayed acceptance of our new products in domestic and foreign markets, could have a material adverse effect on our business.

        Aluminum Extrusions is a cyclical business that is highly dependent on the economic conditions of its end-use markets in the U.S. and Canada, particularly in the construction, distribution and transportation industries. This business is also subject to seasonal slowdowns during the winter months. Aluminum Extrusions is under increasing domestic and foreign competitive pressures, including a growing presence of Chinese imports in a number of Aluminum Extrusions’ markets.

        Future performance is also influenced by the costs incurred by Tredegar’s businesses. There is no assurance that cost control efforts will offset cost increases or any additional declines in revenues. Likewise, there is no assurance of our ability to pass through to our customers cost increases in raw materials.

        Therics’ prospects and value depend on its ability to develop, manufacture, market, sell and profit from its orthopaedic product line and to achieve specified milestones, both of which will depend on its preclinical, clinical, regulatory, manufacturing and sales and marketing capabilities or, where appropriate, its ability to enter into satisfactory arrangements with third parties to provide those functions.

        Tredegar does not undertake to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based.

        To the extent that this release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Accompanying the reconciliation is management’s statement concerning the reasons why management believes that presentation of non-GAAP measures provides useful information to investors concerning Tredegar’s financial condition and results of operations.

        Based in Richmond, Va., Tredegar Corporation is a global manufacturer of plastic films and aluminum extrusions.

Tredegar Corporation Condensed Consolidated Statements of Income (In Thousands, Except Per-Share Data) (Unaudited)

	Third Quarter Ended September 30		Nine Months Ended September 30

	2003	2002	2003	2002

Sales	$193,125	$194,621	$556,744	$572,627
Other income (expense), net (b)	2,379	204	3,530	620

	195,504	194,825	560,274	573,247

Cost of goods sold	157,426	152,328	456,763	443,696
Freight	4,901	4,315	13,621	12,109
Selling, R&D and general expenses	17,949	17,059	53,529	52,714
Amortization of intangibles	67	11	201	89
Interest expense	1,213	2,401	4,999	6,899
Plant shutdowns, asset impairments and restructurings (a)	3,973	178	9,940	1,442
Unusual items (b)	—	—	1,067	—

	185,529	176,292	540,120	516,949

Income before income taxes	9,975	18,533	20,154	56,298
Income taxes	3,556	6,594	7,195	20,029

Income from continuing operations	6,419	11,939	12,959	36,269
Discontinued operations (c):
Loss from venture capital investment activities (including
an after-tax loss on the sale of the venture capital
investment portfolio of $49.2 million in 2003)	—	(12,725)	(49,516)	(32,054)
Loss from operations of Molecumetics (including an
after-tax gain on the sale of intellectual property
of $891,000 in 2003 and a loss on disposal
of $4.9 million in 2002)	—	(975)	891	(8,728)

Net income (loss) (a) (b) (c) (d)	$6,419	$(1,761)	$(35,666)	$(4,513)

Earnings (loss) per share:
Basic:
Continuing operations	$.17	$.31	$.34	$.95
Discontinued operations	—	(.36)	(1.28)	(1.07)

Net income (loss)	$.17	$(.05)	$(.94)	$(.12)

Diluted:
Continuing operations	$.17	$.30	$.34	$.93
Discontinued operations	—	(.35)	(1.26)	(1.05)

Net income (loss)	$.17	$(.05)	$(.92)	$(.12)

Shares used to compute earnings (loss) per share:
Basic	38,058	38,334	38,094	38,258
Diluted	38,383	38,927	38,459	38,935

Tredegar Corporation Condensed Net Sales and Operating Profit by Segment (In Thousands) (Unaudited)

	Third Quarter Ended September 30		Nine Months Ended September 30

	2003	2002	2003	2002

Net Sales
Film Products	$92,188	$94,473	$273,982	$280,667
Aluminum Extrusions	96,036	95,813	269,141	279,643
Therics	—	20	—	208

Total net sales	188,224	190,306	543,123	560,518
Add back freight	4,901	4,315	13,621	12,109

Sales as shown in the Consolidated
Statements of Income	$193,125	$194,621	$556,744	$572,627

Operating Profit
Film Products:
Ongoing operations	$10,807	$16,645	$34,839	$53,442
Plant shutdowns, asset impairments and
restructurings (a)	(1,566)	(178)	(4,260)	(1,273)

	9,241	16,467	30,579	52,169

Aluminum Extrusions:
Ongoing operations	6,542	8,107	12,608	23,737
Plant shutdowns, asset impairments and
restructurings (a)	(256)	—	(644)	(169)

	6,286	8,107	11,964	23,568

Therics:
Ongoing operations	(2,618)	(3,263)	(9,221)	(10,090)
Restructurings (a)	(2,151)	—	(3,855)	—
Unusual items (b)	—	—	(1,067)	—

	(4,769)	(3,263)	(14,143)	(10,090)

Total operating profit	10,758	21,311	28,400	65,647
Interest income	253	448	1,086	1,498
Interest expense	1,213	2,401	4,999	6,899
Gain on the sale of corporate assets (b)	2,231	—	2,231	—
Corporate expenses, net (a)	2,054	825	6,564	3,948

Income before income taxes	9,975	18,533	20,154	56,298
Income taxes	3,556	6,594	7,195	20,029

Income from continuing operations	6,419	11,939	12,959	36,269
Income (loss) from discontinued operations (c)	—	(13,700)	(48,625)	(40,782)

Net income (loss) (a) (b) (c) (d)	$6,419	$(1,761)	$(35,666)	$(4,513)

Tredegar Corporation Condensed Corporation Condensed Consolidated Balance Sheets (In Thousands) (Unaudited)

	September 30, 2003	December 31, 2002

Assets
Cash & cash equivalents	$94,850	$109,928
Receivable from securities brokers	554	—
Accounts & notes receivable	99,576	92,892
Income taxes recoverable	54,895	12,863
Inventories	44,372	43,969
Deferred income taxes	8,789	20,976
Prepaid expenses & other	5,569	3,962

Total current assets	308,605	284,590

Property, plant & equipment, net	281,921	250,603
Net non-current assets of Therics held for sale (b)	—	10,406
Venture capital investments (c)	—	93,765
Other assets	79,371	66,316
Goodwill & other intangibles	139,649	132,282

Total assets	$809,546	$837,962

Liabilities and Shareholders’ Equity

Accounts payable	$47,939	$35,861
Accrued expenses	46,651	42,409
Current portion of long-term debt	68,750	55,000

Total current liabilities	163,340	133,270

Long-term debt	148,325	204,280
Deferred income taxes	54,266	27,443
Other noncurrent liabilities	10,442	10,037
Shareholders’ equity	433,173	462,932

Total liabilities and shareholders’ equity	$809,546	$837,962

Tredegar Corporation Condensed Consolidated Statement of Cash Flows (In Thousands) (Unaudited)

	Nine Months Ended September 30

	2003	2002

Cash flows from operating activities:
Net income (loss)	$(35,666)	$(4,513)
Adjustments for noncash items:
Depreciation	23,818	23,937
Amortization of intangibles	201	89
Deferred income taxes	31,257	1,092
Accrued pension income and postretirement
benefits	(3,996)	(7,179)
Loss on venture capital investments	70,256	45,998
Gain on sale of corporate assets	(2,231)	—
Loss on asset impairments and divestitures	2,968	7,500
Changes in assets and liabilities:
Accounts and notes receivables	(2,674)	(16,847)
Inventories	1,202	5,617
Income taxes recoverable	(41,895)	1,232
Prepaid expenses and other	(1,423)	(679)
Accounts payable	10,323	(3,645)
Accrued expenses	4,930	(5,764)
Other, net	376	(1,044)

Net cash provided by operating activities	57,446	45,794

Cash flows from investing activities:
Capital expenditures	(44,190)	(21,564)
Venture capital investments	(2,807)	(14,579)
Proceeds from sale of venture capital investments	21,504	6,689
Proceeds from property disposals	2,385	143
Other, net	1,600	(1,696)

Net cash used in investing activities	(21,508)	(31,007)

Cash flows from financing activities:
Dividends paid	(4,573)	(4,600)
Net decrease in borrowings	(42,205)	(5,333)
Repurchase of Tredegar common stock	(5,170)	—
Proceeds from exercise of stock options	932	1,951

Net cash used in financing activities	(51,016)	(7,982)

(Decrease) increase in cash and cash equivalents	(15,078)	6,805
Cash and cash equivalents at beginning of period	109,928	96,810

Cash and cash equivalents at end of period	$94,850	$103,615

Selected Financial Measures (In Millions) (Unaudited)

	For the Twelve Months Ended September 30, 2003

	Film Products	Aluminum Extrusions	Therics	Total

Total operating profit as reported	$53.5	$15.2	$(17.2)	$51.5
Allocation of corporate overhead	(5.0)	(2.0)	—	(7.0
Add back:
Losses associated with plant shutdowns, asset
impairments and restructurings	6.4	1.0	3.9	11.3
Unusual items	(6.2)	—	1.1	(5.1
Depreciation and amortization	19.7	10.7	1.2	31.6

Adjusted EBITDA (e)	$68.4	$24.9	$(11.0)	$82.3

Selected balance sheet and other data as of September 30, 2003:
Cash invested to date in Therics	$62.9
Pro forma net debt (f)	$67.8
Shares outstanding	38.1

Notes to the Financial Tables

(a)	Plant shutdowns, asset impairments and restructurings for the first nine months of 2003 include:

•	Pretax charges of $4.5 million for severance costs in connection with restructurings: Film Products ($1.9 million, $321,000 in the third quarter), Aluminum Extrusions ($256,000 in the third quarter), Therics ($1.2 million) and at corporate headquarters ($1.2 million; included in “Corporate expenses, net” in the Operating Profit by Segment table);

•	Pretax charges of $1.9 million ($945,000 in the third quarter) for asset impairments in Film Products;

•	A pretax charge of $388,000 related to an early retirement program in Aluminum Extrusions;

•	Pretax charges of $2.7 million ($2.2 million in the third quarter) related to the estimated loss on the sub-lease of a portion of the Therics facility in Princeton, New Jersey; and,

•	Pretax charges of $437,000 ($300,000 in the third quarter) for additional costs incurred related to previously announced plant shutdowns in Film Products.

Plant shutdowns, asset impairments and restructurings for the first nine months of 2002 include:

•	Pretax charges of $991,000 ($178,000 in the third quarter) related to the shutdown of the films plant in Carbondale, Pennsylvania;

•	Pretax charges of $282,000 related to the shutdown of the films plant in Tacoma, Washington; and,

•	Pretax charges of $169,000 for the shutdown of the aluminum extrusions plant in El Campo, Texas.

(b)	Unusual items in 2003 include a first-quarter pretax charge of $1.1 million related to an adjustment for depreciation at Therics based on Tredegar’s decision to suspend divestiture efforts. Gains on the sale of corporate assets in 2003 include pretax gains of $942,000 on the sale of public securities and $1.3 million on the sale of corporate real estate.

(c)	On March 7, 2003, Tredegar announced that Tredegar Investments had reached definitive agreements to sell substantially all of its venture capital investment portfolio. The operating results associated with venture capital investment activities have been reported as discontinued operations. Discontinued operations for 2003 also include a gain of $891,000 after-taxes on the sale of intellectual property of Molecumetics and a loss on the divestiture of the venture capital investment portfolio of $49.2 million after taxes.

On March 22, 2002, Tredegar announced its intent to divest its biotech operations. Operations were ceased at Molecumetics on July 2, 2002. The operating results of Molecumetics have been reported as discontinued operations.

(d)	Comprehensive income (loss), defined as net income and other comprehensive income (loss), was income of $10.1 million for the third quarter of 2003 and a loss of $6.5 million for the third quarter of 2002. Comprehensive income (loss) was a loss of $21.4 million for the first nine months of 2003 and a loss of $13.4 million for the first nine months of 2002. Other comprehensive income (loss) includes changes in: unrealized gains and losses on available-for-sale securities, foreign currency translation adjustments, unrealized gains and losses on derivative financial instruments and minimum pension liability recorded net of deferred taxes directly in shareholders’ equity.

(e)	Adjusted EBITDA represents income from continuing operations before interest, taxes, depreciation, amortization, unusual items and losses associated with plant shutdowns, asset impairments and restructurings and gain on the sale of corporate assets. Adjusted EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as either an alternative to net income (as an indicator of operating performance) or to cash flow (as a measure of liquidity). Tredegar uses Adjusted EBITDA as a measure of unlevered (debt-free) operating cash flow. We also use it when comparing relative enterprise values of manufacturing companies and when measuring debt capacity. When comparing the valuations of a peer group of manufacturing companies, we express enterprise value as a multiple of Adjusted EBITDA. We believe Adjusted EBITDA is preferable to operating profit and other GAAP measures when applying a comparable multiple approach to enterprise valuation because it excludes depreciation and amortization, unusual items and losses associated with plant shutdowns, asset impairments and restructurings, measures of which may vary among peer companies.

(f)	Pro forma net debt is calculated as follows (in millions):

Debt	$217.1
Less:
Cash and cash equivalents	(94.9)
Income taxes recoverable related to the sale of the
venture capital investment portfolio	(54.4)

Pro forma net debt	$67.8